UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 24, 2009
3COM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)
350 Campus Drive
Marlborough, Massachusetts
01752
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (508) 323-1000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On June 24, 2009, 3Com Corporation’s Board of Directors elected J. Donald Sherman to our Board of Directors as a Class I director. Mr. Sherman’s election is effective on July 31, 2009, and, in accordance with our bylaws, is for a term expiring at the 2009 Annual Meeting of Stockholders. The Board also determined that Mr. Sherman is an “independent” member of our Board, as such term is defined by The Nasdaq Stock Market LLC, and is an “independent outside director,” as such term is defined by leading proxy advisory firms. Mr. Sherman’s election was made upon the recommendation of the Board’s independent Nominating and Governance Committee, which conducted a search for an additional independent board member. The Board enlarged the size of the Board to nine and elected Mr. Sherman to fill the vacancy created by such enlargement.
Mr. Sherman was also appointed to serve as a member of our Audit & Finance Committee, effective July 31, 2009. The Board determined that Mr. Sherman is qualified and meets all the applicable standards to serve as a member of the Audit & Finance Committee, including under Nasdaq and SEC rules and regulations. The Board also determined that Mr. Sherman is an “audit committee financial expert” as such term is defined by applicable regulations.
Mr. Sherman, 44, is the Chief Financial Officer of Akamai Technologies, Inc., a leading provider of managed services for powering rich media, dynamic transactions and enterprise applications online. Mr. Sherman has been Akamai’s Chief Financial Officer since March 2006 and was its Senior Vice President and CFO-Elect from November 2005 to March 2006. Prior to joining Akamai, Mr. Sherman was employed by IBM for fifteen years (1990-2005). At IBM, Mr. Sherman served in a variety of finance roles including Vice President, Finance, Systems and Technology Group from January 2005 to October 2005 and Vice President, Finance of IBM’s zSeries Server Division from 2002-2004. Mr. Sherman has an M.B.A. from the University of Chicago and a B.A. in Economics from Emory University.
Mr. Sherman will be entitled to the director compensation for outside directors and a standard indemnification agreement, as further described in our 2008 proxy statement filed with the SEC on August 14, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: June 30, 2009	By:	/s/ Neal D. Goldman Neal D. Goldman
Executive Vice President, Chief Administrative and Legal
Officer